Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

On January 1, 2023, The First Bancshares, Inc. (“First Bancshares” or “the Company”) completed its previously announced merger (the “Merger”) with Heritage Southeast Bancorporation, Inc. (“HSBI”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 27, 2022, by and among First Bancshares and HSBI.

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of First Bancshares and HSBI after giving effect to the Merger, including the Merger-related pro forma adjustments as described in the notes below. The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting. Under this method, HSBI’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of First Bancshares. Any difference between the purchase price for HSBI and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by First Bancshares in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of First Bancshares issued after the acquisition will reflect the results attributable to the acquired operations of HSBI beginning on the date of completion of the acquisition.

As further detailed in the notes below, effective August 1, 2022, First Bancshares acquired Beach Bancorp, Inc., which we refer to as BBI, pursuant to the merger of BBI with and into First Bancshares, which we refer to as the BBI merger. The unaudited combined statements of income appearing above do not give pro forma effect to the BBI merger prior to August 1, 2022.

The unaudited pro forma combined consolidated balance sheet as of December 31, 2022 is presented as if the Merger had been consummated on December 31, 2022. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2022 are presented as if the Merger had been consummated occurred on January 1, 2022.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined condensed financial information to give effect to the pro forma events that are (i) directly related to the Merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined condensed statement of income, expected to have a continuing effect on the results of the combined company. The unaudited pro forma combined condensed financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Merger. The following unaudited pro forma combined condensed financial information gives effect to the Merger and includes adjustments for the following:

•	certain reclassifications to conform historical financial statement presentations between the companies; and

•	application of the acquisition method of accounting under the provisions of topic ASC 805, “Business Combinations,” to reflect merger consideration of approximately $221.5 million in exchange for all outstanding shares of HSBI common stock.

The following unaudited pro forma combined condensed financial information and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

The unaudited pro forma combined consolidated financial statements should be read together with:

•	First Bancshares’ audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022, included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this proxy statement/prospectus; and

•	HSBI’s audited consolidated financial statements and accompanying notes as of the year ended December 31, 2022, which are included as Exhibit 99.1 to this Current Report filed on Form 8-K/A.

THE FIRST BANCSHARES, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2022

(in thousands)

(unaudited)

	First Bancshares Historical	HSBI Historical	Pro Forma Adjustments	Notes	Pro Forma First Bancshares and HSBI Combined
Assets
Cash, due from banks and interest-bearing bank balances and interest-bearing time deposits	$145,315	$106,973	$(20,500)	(12)	$231,788
Securities and Federal Home Loan Bank Stock	1,982,529	172,250	-		2,154,779
Loans, net	3,735,240	1,176,034	(31,800)	(2)(3)(4)	4,879,474
Other Real Estate	4,832	857	(214)	(13)	5,475
Other assets	161,940	41,475	-		203,415
Buildings, Furniture & Fixtures and Equipment	143,518	32,463	3,557	(8)	179,538
Deferred tax asset	73,453	15,759	(2,055)	(1)	87,157
Core deposit intangible	34,636	6,334	45,416	(5)	86,386
Goodwill	180,254	28,275	52,137	(7)	260,666
Total assets	$6,461,717	$1,580,420	$46,541		$8,088,678

Liabilities and Stockholders’ Equity
Deposits	$5,494,404	$1,394,346	$(1,900)	(9)	$6,886,850
Securities sold under agreements to repurchase	-	32,710			32,710
Federal Home Loan Bank Advances and other borrowings	130,100	-	-		130,100
Subordinated Debentures	145,027	9,557	(2,100)	(10)	152,484
Other liabilities	45,523	1,562	-		47,085
Total Liabilities	5,815,054	1,438,175	(4,000)	(9)	7,249,229

Stockholders’ Equity
Equity	646,663	142,245	50,541	(6)	839,449
Total liabilities and stockholders' equity	$6,461,717	$1,580,420	$46,541		$8,088,678

THE FIRST BANCSHARES, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the year ended December 31, 2022

(in thousands, except per share data)

(unaudited)

	First Bancshares Historical	HSBI Historical	Pro Forma Adjustments	Notes	Pro Forma First Bancshares and HSBI Combined
Interest Income
Loans	$157,768	$56,581	$8,730	(17)	$223,079
Investment Securities and Other Income	42,625	7,064	-		49,689
Total Interest Income	200,393	63,645	8,730		272,768
Interest Expense
Deposits	13,978	3,411	958	(14)	18,412
Borrowed Funds	8,599	2,184	162	(19)	10,880
Total Interest Expense	22,577	5,595	1,120		29,292
Net Interest Income	177,816	58,050	7,610		243,476
Provision for Loan Losses	5,605	-	10,447	(3)	16,052
Net interest income after provision for loan losses	172,211	58,050	(2,837)		227,424

Non-Interest Income
Fees and service charges	23,203	12,044	-		35,247
Other	13,758	4,843	-		18,601
Total non-interest income	36,961	16,887	-		53,848
Non-Interest Expense
Salaries and employee benefits	73,077	40,234	-		113,311
Occupancy and equipment	12,854	5,443	-		18,297
Other operating expense	33,478	14,133	91	(15)	47,702
Amortization of core deposit intangible	4,664	950	4,275	(16)	9,889
Merger related expense	6,410	6,708	-		13,118
Total non-interest expense	130,483	67,468	4,366		202,317
Income before provision for income taxes	78,689	7,469	(7,203)		78,955
Provision for income taxes	15,770	1,670	(1,822)	(18)	15,618
Net Income (loss)	62,919	5,799	(5,381)		63,337
Preferred dividends and stock accretion					-
Net income (loss) applicable to common shareholders	$62,919	$5,799	$(5,381)		$63,337
Net Income Per Share
Basic	$2.86				$2.19
Diluted	$2.84				$2.18
Dividends per common share	$0.74				$0.7400
Weighted-average common shares outstanding:
Basic	22,023,595				28,944,017
Diluted	22,165,525				29,085,947

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.

Note 2 — BBI Acquisition

On August 1, 2022, First Bancshares completed its acquisition of Beach Bancorp, Inc. ("BBI") pursuant to an Agreement and Plan of Merger dated April 26, 2022 by and between First Bancshares and BBI (the "BBI Merger Agreement"). Upon the completion of the merger of BBI with and into the First Bancshares, Beach Bank, BBI's wholly-owned subsidiary, was merged with and into The First Bank. Under the terms of the BBI Merger Agreement, each share of BBI common stock and each share of BBI preferred stock was converted into the right to receive 0.1711 of a share of Company common stock (the "BBI Exchange Ratio"), and all stock options awarded under the BBI equity plans were converted automatically into an option to purchase shares of Company common stock on the same terms and conditions as applicable to each such BBI option as in effect immediately prior to the effective time, with the number of shares underlying each such option and the applicable exercise price adjusted based on the BBI Exchange Ratio. First Bancshares paid consideration of approximately $101.5 million to the former BBI shareholders including 3,498,936 shares of the Company's common stock and approximately $1 thousand in cash in lieu of fractional shares, and also assumed options entitling the owners thereof to purchase an additional 310,427 shares of the Company's common stock. The acquisition of BBI does not constitute a business acquisition at the significance level that would require the filing of financial statements as contemplated by Rule 3-05 of Regulation S-X.

The unaudited combined statements of income appearing above do not give pro forma effect to the acquisition of BBI prior to August 1, 2022.

Note 3 — HSBI Acquisition

The following table sets forth a preliminary allocation of purchase price paid for HSBI to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of HSBI using HSBI’s unaudited consolidated balance sheet as of December 31, 2022:

Preliminary Purchase Price:
Cash paid and value of stock issued		221,539

Identifiable Assets
Cash and due from banks	106,973
Securities, FHLB Stock and FNBB Stock	172,250
Loans (net), leases, and interest receivable	1,154,681
Core Deposit Intangible	51,750
Personal and Real Property	36,020
Other Assets	53,628
Total assets acquired	1,575,302

Fair value of liabilities acquired:
Deposits	1,392,446
Other borrowings	7,457
Other liabilities	34,272
Total liabilities assumed	1,434,175
Fair Value of net assets acquired		141,127
Preliminary pro forma goodwill		80,412

Note 3 – Pro Forma Adjustments

1 - Adjustment reflects the deferred tax impact of fair value adjustments and core deposit intangible.

2 - Adjustment reflects elimination of historical allowance for loan losses.

3 - CECL related adjustment to forecasted provision expense due to credit related discount recognized through day 2 adjustment.

4 - Adjustment reflects estimated fair value discount due to credit worthiness.

5 - Adjustment reflects estimated fair value of acquired core deposit intangible of $51.8 million. The anticipated core deposit intangible will be calculated as the present value of the difference between a market participant's cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit, money market and savings accounts

6 - Adjustment reflects common stock issued in merger, net of the elimination of the target company’s historical stockholder's equity.

7 - Adjustment reflects reversal of existing goodwill and the excess of the purchase price over the estimated fair value of net assets acquired.

8 - Adjustment reflects an adjustment for the fair value of buildings.

9 - Adjustment reflects the preliminary fair value premium on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

10 - Adjustment reflects fair value adjustment of trust preferred debentures.

12 - Total after tax merger expenses.

13 - Adjustment reflects an adjustment for the fair value of other real estate owned.

14 - Interest expense on deposits was adjusted to reflect the anticipated amortization of the time deposit fair value adjustment over the remaining life of the deposits.

15 - Adjustment to depreciation expense relating to the fair value of buildings over their estimated useful lives.

16 - Adjustment reflects the anticipated amortization of core deposit intangible over an estimated ten year useful life and calculated on a straight-line basis.

17 - Interest income on loans was adjusted to reflect the anticipated difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.

18 - Adjustment reflects the tax impact of the pro forma acquisition accounting adjustments.

19 - Interest expense on borrowings was adjusted to reflect the anticipated amortization of the long term liabilities fair value adjustment.